UBS Investment Bank

Goldman Sachs

STRICTLY CONFIDENTIAL

Project Fox

Presentation to Lazard Freres

June 16, 2008

This presentation has been prepared by UBS Securities LLC (“UBS”) and Goldman, Sachs & Co. (“Goldman Sachs”) for the exclusive use of the party to whom UBS and Goldman Sachs deliver this presentation (the “Company”) using information provided by the Company and other publicly available information. UBS and Goldman Sachs have not independently verified the information contained herein, nor do UBS or Goldman Sachs make any representation or warranty, either express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation. Any estimates or projections as to events that may occur in the future (including projections of revenue, expense, net income and stock performance) are based upon the best judgment of UBS and Goldman Sachs from the information provided by the Company and other publicly available information as of the date of this presentation. There is no guarantee that any of these estimates or projections will be achieved. Actual results will vary from the projections and such variations may be material. Nothing contained herein is, or shall be relied upon as, a promise or representation as to the past or future. UBS and Goldman Sachs expressly disclaim any and all liability relating or resulting from the use of this presentation.

This presentation has been prepared solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. The Company should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation as to a particular course of action or the timing thereof. The Company should consult its own counsel and tax advisors as to legal and related matters concerning any transaction described herein. This presentation does not purport to be all-inclusive or to contain all of the information that the Company may require. No investment, divestment or other financial decisions or actions should be based solely on the information in this presentation.

This presentation has been prepared on a confidential basis solely for the use and benefit of the Company; provided that the Company and any of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. Distribution of this presentation to any person other than the Company and those persons retained to advise the Company, who agree to maintain the confidentiality of this material and be bound by the limitations outlined herein, is unauthorized. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of UBS and Goldman Sachs.

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Executive Summary

Response to Lazard's Valuation Perspectives

Lazard's Perspectives	Response
Timing of Offer	• Assessment of Fox Mutual ("FM")'s proposal relative to FF's 3-year trading performance is not appropriate – current operating environment in life insurance industry is significantly more challenging • Unaffected value of FF would likely be under significant pressure given weak first quarter results; accordingly, historical trading performance is not meaningful – (15.9)% below consensus estimate ($1.13) – (20.8)% below 1Q 2007 ($1.20) • Valuation levels of publicly-traded annuity & life insurance peers[1] down (4.8)% since March 4, 2008 – valuation levels of life insurers who, like FF, have underperformed vs. 1Q 2008 I/B/E/S estimates are down (10.9)% since March 4, 2008 • Fox Mutual made offer on March 5, 2008 based on an unaffected stock price of $40.72 (March 4th close) – our offer price represents a greater premium than originally contemplated given the subsequent share price deterioration to $37.93 (March 7th close prior to public disclosure)
Expected Benefits of Restructuring	• Current management team has been in place for approximately last 4 years and restructuring initiatives began shortly thereafter • Vast majority of initiatives have been previously communicated to market and reflected in market's valuation • Initiatives already captured in business plan / projections and reflected in our initial valuation / offer • Due diligence findings suggest a number of initiatives have yielded mixed results • 2Q 2008 results to date appear "soft" (e.g., VA sales, mortality, investment performance, overall earnings)
Potential For Special Dividend	• Decision to deploy excess capital is largely dependent on approval by Fox Mutual, pursuant to the intercompany agreement which has been in place and publicly available since the IPO – Fox Mutual not interested in pursuing distribution of a special dividend • Unaffected stock price already accounts for FF's excess capital position which is well known to the market
Observations on Milliman Appraisal	• Milliman appraisal does not accurately reflect the equity value of FF – excludes all assets and liabilities not within the insurance legal entities (including corporate debt) – RBC ratio assumption (300%) well below management's plans – optimistic assumptions (10 years of uninterrupted equity market and sales growth, hedging costs, timing of reversion to industry average expense levels)
Attractiveness of Fox Mutual's Offer	• Fox Mutual's $47.20 proposal represents an attractive offer to FF's unaffected stock price – 24.4% premium to stock price on March 7, 2008 – 15.9% premium to stock price on March 4, 2008 – implied transaction multiples higher than those of peers, despite recent FF underperformance and lower EPS / ROE goals

Note:
1 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: AMP, LNC, MET, PFG and PRU

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FF Historical Performance Relative to Peers

Response to Lazard's Perspectives: Timing of Offer

- FF's unaffected stock price is a direct reflection of its historical operating performance and the market's expectation of future performance

2003-2007 Operating EPS Growth



2007 FF Adjusted EPS= $4.50
Peer Median = 20.0%
(%)
32.0
24.0
16.0
8.0
0.0
(8.0)
(16.0)
30.4
4.2
26.2
20.0
20.7
(0.7)
20.0
1.8
18.2
18.0
5.8
12.2
11.8
24.2
(12.4)
9.9
1.6
8.3
(0.3)
PRU
MET
AMP¹
PFG
LNC³
FF²
Growth in Operating Income
Growth from Share Buybacks; Share Dilution

2007 Operating Return on Equity



Peer Median = 15.2%
(%)
20.0
15.0
10.0
5.0
0.0
16.4
15.7
15.2
12.2
12.0
11.8
PFG
PRU
MET
LNC³
AMP
FF²

	PFG	PRU	MET	LNC³	AMP	FF²
2003-2007 Δ (% pts)	5.5	8.2	1.9	(0.3)	2.2 [1]	0.6

Source: SEC Filings; Statistical Supplements

Notes:

1. Financial results for Ameriprise Financial calculated for calendar years ended 2005-2007; Ameriprise's initial public offering completed on 9/15/2005
2. Financial results for FF presented on an adjusted basis and exclude realized investment gains / (losses) and non-recurring financial items; 2006 net operating income adjusted further for $114.2 million of tax reserve releases in the 2nd quarter of 2006; 2007 net operating income adjusted further for (i) FF's review of its deferred acquisition costs ("DAC") profitability and a corresponding pre-tax benefit in DAC amortization of $216.5 million in the 2nd quarter of 2007, (ii) $135 million of pre-tax charge to DAC amortization related to a new feature added to FF's guaranteed minimum withdrawal benefit rider the 2nd quarter of 2007, and (iii) $10.2 million charge related to early termination of FF's 8.00% senior notes due 2027 in the 1st quarter of 2007
3. Figures reflect impact from merger with Jefferson Pilot, financed with cash and stock, closed on April 3, 2006

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1Q Peer Operating and Trading Performance

Response to Lazard’s Perspectives: Timing of Offer

Absent FM’s offer, FF’s unaffected stock price would likely have come under significant pressure given 1Q underperformance vs. EPS consensus

Operating Performance (EPS) Trading Performance 1Q 08 Actual vs. 1Q 08 Consensus 1 1Q 08 Actual Consensus March 4, 2008 June 11, 2008

($ ) ($) (%) ($) ($) % Change2

FF 1.13 0.95 (15.9) 40.72 50.70 24.5

Underperformers

Prudential Financial 1.83 1.65 (9.8) 71.55 68.13 (4.8) Principal Financial 0.98 0.92 (6.1) 54.18 48.30 (10.9) Ameriprise Financial 0.99 0.89 (10.1) 50.53 44.10 (12.7)

Median (9.8) (10.9)

Overperformers / Consistent with Expectations

MetLife 1.48 1.52 2.7 57.55 56.09 (2.5)

Lincoln Financial 1.30 1.28 (1.5) 50.33 50.04 (0.6)

Median 0.6 (1.6)

Median – All (6.1) (4.8)

Source: SEC Filings, I/B/E/S Consensus Median Estimates Notes:

1 Consensus as of April 30, 2008

2 Change in prices since March 7, 2008 are as follows: (i) 33.7% increase for FF , (ii) (6.5)% median decrease for underperformers, (iii) 3.0% median increase for overperformers / consistent with expectations; and (iv) (1.6)% overall median decrease

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FF Trading Performance Prior to Announcement

Response to Lazard's Perspectives: Timing of Offer

- FM's offer represents a significant premium to FF's long- and medium-term valuation levels

Historic Stock Price Performance—Last 5 Years Prior to Announcement



$47.20 Offer Price
Price ($)
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
3,000
2,500
2,000
1,500
1,000
500
0
Volume (000s)
3/7/03
3/6/04
3/6/05
3/7/06
3/7/07
3/7/08[1]
Volume
FF

Share Price Analysis

	10-Yrs	5-Yrs	3-Yrs	1-Yr	YTD [2]	Since Offer
High ($)	64.59	64.59	64.59	64.59	45.01	$51.32
Low ($)	20.31	21.70	33.85	37.93	37.93	46.76
Average ($)	40.18	41.56	46.69	52.28	42.18	49.32
Ave. Daily Trading Vol. (000)	229.33	279.63	284.67	406.85	478.01	518.39
Ave. Daily Trading Vol. ($mm)	9,113	11,728	13,501	20,776	20,059	25,063

Total Annual Shareholder Returns Analysis[3]

	10-Yrs	5-Yrs	3-Yrs	1-Yr	YTD	Since Offer
FF (%)	0.4	12.4	2.8	(27.9)	(15.7)	34.5
Annuity & Life Composite (%)[4]	4.7	16.7	9.1	(14.2)	(16.0)	(1.6)
S&P 500 (%)	3.7	11.3	3.8	(5.3)	(11.5)	5.6
S&P 500 Financials (%)	6.8	5.9	(4.6)	(29.7)	(16.6)	(4.0)

Source: FactSet

Notes: Unaffected market data as of March 7, 2008

1 Last complete trading day prior to public announcement by FF

2 YTD as of March 7, 2008, last complete trading day prior to public announcement by FF

3 Total annual returns calculated based on annualized appreciation of stock price (or equity index) and taking into consideration stockholder dividends; YTD as of March 7, 2008, last complete trading day prior to public announcement by FF

4 Represents median of Selected Publicly-Traded Annuity & Life Insurance Companies composite; composite consists of: AMP, LNC, MET, PFG and PRU

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FF Historical Valuation Levels

Response to Lazard’s Perspectives: Timing of Offer

FF’s valuation has historically trailed those of publicly-traded annuity & life insurance companies despite increased capital management activity

Price / NTM EPS Multiples—5 Years Prior to Announcement

15.0 $47.20 Offer Price 9.6x Price / NTM EPS Multiple 14.0

13.0

12.0

11.0 (x) 10.0

Annuity 9.0 FF Averages (x) & Life1

Last 5-Years 10.7 9.0x Last 3-Years 11.0 8.0 Last Year 11.1 FF

Year-to-Date 8.7 7.7x 90-Days 8.8

7.0

60-Days 8.6 30-Days 8.6

6.0

2003 2004 2005 2006 2007 2008

FF Selected Publicly-Traded Annuity & Life Insurance Companies1

Source: FactSet; I/B/E/S Consensus Median Estimates

Notes: Unaffected market data as of March 7, 2008, last complete trading day prior to public announcement by FF

1 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: AMP, LNC, MET, PFG and PRU

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ROE vs. P/B Regression Analysis

Response to Lazard’s Perspectives: Timing of Offer

FF’s offer price represents a significant premium to the industry’s P/B vs. ROE regression line

2.20

Regression—Indicative Valuation y = 10.94x—0.11 2008E ROE (%) P/BV (x) R2 = 0.65 2.00 4.0 0.32 6.0 0.54 8.0 0.76 1.80 10.0 0.98 Principal Financial 12.0 1.20 1.60 14.0 1.42 16.0 1.64

Fox Mutual Offer—$47.20

1.40 Lincoln Ameriprise Financial

5.0%

Price-to-Book Value (x) 1.20 Premium Protective Life

Prudential Financial

(9.4)% MetLife 1.00(15.6)% Discount Discount

Genworth

FF—$40.72 (Price on March 4, 2008)

0.80

FF—$37.93 (Price on March 7, 2008)

0.60

6.0 8.0 10.0 12.0 14.0 16.0 2008E Return on Average Equity (%)

Source: Statistical Supplements; I/B/E/S Consensus Median Estimates

Notes: Bubble sizes based on market capitalization; book value figures exclude accumulated other comprehensive income; regression analysis includes: AMP, GNW, LNC, MET, PFG, PL and PRU

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Summary of Select Market Perspectives

Response to Lazard's Perspectives: Timing of Offer

- FF is operating in an increasingly challenging environment for life insurance companies, with significant downward pressure on earnings

Evolution of Analyst Estimates

Company	Current Estimates			% Change Since March 4, 2008 in:	
	EPS Estimates ($)		Implied '08–'09 Growth (%)	EPS Estimates	
	2008E	2009E		2008E	2009E
FF Median	4.55	5.21	14.5	(4.2)	(1.0)
Peer Median[1]	nm	nm	15.2	(5.4)	(2.7)

FF Research Analyst Commentary

"We **lowered our 2008 EPS** estimate to $4.40 from $4.80 and our 2009 EPS estimate to $5.20 from $5.40. We maintain our Hold rating given the potential for rising credit losses and weaker equity markets.

Deutsche Bank

[W]e think the **company's turnaround will take longer than anticipated to accomplish**.

Wachovia"

Industry Outlook—Rating Agencies' Perspectives

"Our fundamental outlook on the life and health insurance sub-industry is neutral, as our view is tempered by an **economic slowdown in 2008, which may curb demand for certain products.** However, **we expect variable annuity sales to increase in 2008.** We believe that the assets under management and fee income may be limited by the turbulence in the equity markets.

Standard & Poor's

Although [we] remain confident in the overall strength and flexibility of U.S. life insurers' balance sheets, **companies are operating in a volatile environment, with weakening economic indicators,** that poses greater risks than ever.

A.M. Best

Behind the industry's recent profitability, of course, has been a rising equity market—at least until the second half of 2007. With roughly 40% of the industry's total assets now supporting equity-based products, **life insurers' profitability is increasingly linked with the health of the equity market.**

Moody's"

Industry Outlook—Research Analysts Perspectives

"We are still in the relatively early innings for corporate credit deterioration, equity markets remain under severe pressure, and by our calculations, **consensus estimates for many stocks remain too high.**

Morgan Stanley

Overall fundamentals are challenging. We foresee **considerable risk to consensus EPS estimates** due to the decline in the equity market, higher market volatility, and lower variable investment income. The weak equity market is likely to pressure results in the variable annuity, 401(k), and asset management business. **Prolonged economic weakness could also suppress top-line growth** and margins in the group life and disability businesses.

JPMorgan"

Source: Bloomberg; FactSet
Note:
1 Selected publicly-traded annuity and life insurance peers consist of AMP, LNC, MET, PFG, and PRU

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Evolution of EPS Estimates – Management vs. I/B/E/S Estimates

Response to Lazard’s Perspectives: Expected Benefits of Restructuring

FF’s 2008 and 2009 projections have been either below or broadly consistent with I/B/E/S projections, potentially resulting in either underperformance or performance in-line with expectations

Evolution of Management EPS Estimates

6.00

March 5, 2008 May 7, 2008 Going Private Proposal 1Q Earnings Results

5.50

5.50 5.42 5.40

5.33

5.24 5.21 5.35 5.21 ) $ 5.00 4.88

( 4.90 4.90

4.82

4.89 4.91 4.85

4.62 4.78 4.73 4.70 4.50 4.55

4.32

4.00

July 31, 2007 October 30, 2007 December 5, 2007 February 19, 2008 April 2008 May 15, 2008 (2007–2010(2002 Operating Plan (2008 Operating Plan) (Peer Company Forecast Update Financial Forecast) Update) Update) 2008E Management 2009E Management 2008E I/B/E/S 2009E I/B/E/S

Source: Management projections as provided by FF (received on 5/27/2008)

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FF Management Projections

Response to Lazard's Perspectives: Expected Benefits of Restructuring

- FF's projected ROEs and growth rates are higher than historical achievements, despite a much more challenging environment

Operating Return on Equity



2003-2007 Average = 11.6%
2008E-2010E Average = 12.4%
(%)
15.0
12.0
9.0
6.0
3.0
0.0
11.2
12.0
11.8
11.2
11.8
11.6
12.4
13.2
2003
2004
2005¹
2006²
2007³
2008E
2009E
2010E

Earnings per Share



2003-2007 EPS CAGR = 9.9%
2008E-2010E EPS CAGR = 12.9%
($ per share)
6.00
4.00
2.00
0.00
3.09
3.60
3.87
4.03
4.50
4.62
5.21
5.89
2003
2004
2005¹
2006²
2007³
2008E
2009E
2010E

■ Management Projections

Source: SEC Filings; Statistical Supplements; Management projections as provided by FF (Received on 5/27/2008)

Notes:

1 2005 net operating income adjusted further for (i) $21.7 million charge related to early termination of FF's 7.10% junior subordinated debentures due 2028 in the 3rd quarter of 2005 and (ii) $48.2 million of tax benefits and recoverables relating to a refinement of FF's separate account dividend received deduction (DRD) process in the 3rd quarter of 2005

2 2006 net operating income adjusted further for $114.2 million of tax reserve releases in the 2nd quarter of 2006

3 2007 net operating income adjusted further for (i) FF's review of its deferred acquisition costs ("DAC") profitability and a corresponding pre-tax benefit in DAC amortization of $216.5 million in the 2nd quarter of 2007, (ii) $135 million of pre-tax charge to DAC amortization related to a new feature added to FF's guaranteed minimum withdrawal benefit rider the 2nd quarter of 2007, and (iii) $10.2 million charge related to early termination of FF's 8.00% senior notes due 2027 in the 1st quarter of 2007

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Comparison of Selected Publicly-Traded Annuity & Life Companies

Response to Lazard's Perspectives: Expected Benefits of Restructuring

- FF's projected ROEs are expected to continue trailing those of peers

	Stock Price ($)	Market Cap ($bn)	Price as Multiple of [1]: 2008E EPS (x)	Price as Multiple of [1]: 2009E EPS (x)	Implied 2008–2009 EPS Growth (%)	Price as a Multiple of Book Value[2] (x)	Dividend Yield (%)	LT EPS Growth (%)	Debt/Cap[3] (%)	2008E ROAE (%)
FF—I/B/E/S	**50.70**	**7.0**	**11.2**	**9.7**	**14.8**	**1.30**	**2.3**	**10.0**	**23.8**	**11.6**
FF—Management	**50.70**	**7.0**	**11.0**	**9.7**	**12.8**	**1.30**	**2.3**	**10.0**	**23.8**	**11.6**
MetLife	56.09	39.8	9.0	8.2	10.5	1.24	1.3	11.0	24.3	13.6
Prudential Financial	68.13	30.2	9.0	7.7	17.7	1.29	1.7	14.3	34.2	15.1
Lincoln Financial	50.04	13.0	9.1	7.9	15.0	1.14	3.3	11.1	25.4	12.4
Principal Financial	48.30	12.5	12.2	10.6	15.2	1.88	1.9	12.0	22.5	14.9
Ameriprise Financial	44.10	10.0	11.6	9.8	18.1	1.25	1.4	11.0	21.6	11.5
Median			**9.1**	**8.2**	**15.2**	**1.25**	**1.7**	**11.1**	**24.3**	**13.6**
High			**12.2**	**10.6**	**18.1**	**1.88**	**3.3**	**14.3**	**34.2**	**15.1**
Low			**9.0**	**7.7**	**10.5**	**1.14**	**1.3**	**11.0**	**21.6**	**11.5**

Source: SEC filings; FactSet; I/B/E/S Consensus Median Estimates
Notes: Market data as of June 11, 2008
1 All EPS estimates have been calendarized and are based on I/B/E/S median estimates except where otherwise noted
2 Book value figure excludes accumulated other comprehensive income
3 Debt to capital ratio based on Moody's adjusted debt-to-capital ratios

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Observations on Potential Special Dividend

Response to Lazard’s Perspectives: Potential for Special Dividend

Decision to deploy excess capital is largely dependent upon approval by Fox Mutual pursuant to the intercompany agreement which has been in place and publicly available since the IPO

– Fox Mutual not interested in pursuing distribution of a special dividend

Market is broadly aware of FF’s excess capital position

– position already reflected in the market’s valuation of the stock

Theoretical valuation benefit of special dividend, as outlined by Lazard, not generally supported by empirical data

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FF Capital Management

Response to Lazard's Perspectives: Potential for Special Dividend

- FF has increased its share repurchases and payment of stockholder dividends since 2003, including the repurchase of $200 million of Class B shares from Fox Mutual on November 27, 2006
- Despite this capital management, FF's performance has historically trailed those of publicly-traded annuity & life insurance companies

	Fiscal Years Ended December 31,					CAGR / AVG.
	2003	2004	2005	2006	2007	(%)
FF Share Repurchases and Dividends ($ mm):						
Share Repurchases	0.0	0.0	51.4	416.8	511.4	nm
Dividends	78.9	108.4	116.2	136.6	190.5	24.7
Total	78.9	108.4	167.6	553.4	701.9	72.7
Return on Average Equity (%):						
FF	11.2	12.0	11.8 [3]	11.2 [4]	11.8 [5]	11.6
Annuity & Life – Median[1]	11.7	13.1	13.8	14.3	15.2	13.6
EPS Growth (%):						
FF	(3.4) [2]	16.5	7.5 [3]	4.1 [4]	11.7 [5]	7.3
Annuity & Life – Median[1]	22.6	20.9	22.8	20.3	15.8	20.5

Source: SEC Filings; Statistical Supplements

Notes:

1 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: AMP, LNC, MET, PFG and PRU

2 2002 net operating income adjusted further for FF's review of its deferred acquisition costs ("DAC") profitability and a corresponding pre-tax charge in DAC amortization of $347.1 million in the 2nd quarter of 2002

3 2005 net operating income adjusted further for (i) $21.7 million charge related to early termination of FF's 7.10% junior subordinated debentures due 2028 in the 3rd quarter of 2005 and (ii) $48.2 million of tax benefits and recoverables relating to a refinement of FF's separate account dividend received deduction (DRD) process in the 3rd quarter of 2005

4 2006 net operating income adjusted further for $114.2 million of tax reserve releases in the 2nd quarter of 2006

5 2007 net operating income adjusted further for (i) FF's review of its deferred acquisition costs ("DAC") profitability and a corresponding pre-tax benefit in DAC amortization of $216.5 million in the 2nd quarter of 2007, (ii) $135 million of pre-tax charge to DAC amortization related to a new feature added to FF's guaranteed minimum withdrawal benefit rider the 2nd quarter of 2007, and (iii) $10.2 million charge related to early termination of FF's 8.00% senior notes due 2027 in the 1st quarter of 2007

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Observations on Milliman Appraisal

Response to Lazard’s Perspectives: Observations on Milliman Appraisal

Based on our initial review, we believe Milliman’s actuarial appraisal does not accurately reflect the equity value of FF

Most significant shortcomings include: – no adjustment for holding company debt

– RBC assumption (300%) below management plans (425%)

– optimistic assumptions (10 years of uninterrupted equity market and sales growth, hedging costs) – higher discount rates not applied for new business valuation – minimal credit losses assumed – timing of reversion to industry average expense levels

Adjusting for these critical items would result in valuations significantly lower than those indicated by Milliman

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Selected Offer Price Statistics

Response to Lazard's Perspectives: Attractiveness of Fox Mutual's Offer

	Data:	Fox Mutual Offer	Memo: Annuity & Life Insurance Companies[2] March 7, 2008	June 11, 2008
Price per Share ($)		47.20		
Aggregate Valuation ($bn)		6.5		
Consideration to Minority Shareholders ($bn)		2.2		
Premium / (Discount) to Historical Prices (%)				
Current Market Price[1]	50.75	(7.0)		
March 4, 2008 Price	40.72	15.9		
March 7, 2008 Price	37.93	24.4		
As of March 7, 2008 (%)				
1 Week Prior	44.31	6.5		
30-Day Average	42.34	11.5		
60-Day Average	42.28	11.6		
90-Day Average	43.03	9.7		
52-Week High	64.59	(26.9)		
52-Week Low	37.93	24.4		
Price / GAAP EPS (x)				
2008E EPS	4.54	10.4	9.1	9.1
2009E EPS	5.21	9.1	8.2	8.2
Price / Shareholders' Equity (x)				
Q1 2008 GAAP Equity (ex. AOCI) ($bn)	5.4	1.22	1.35[3]	1.25
Q1 2008 GAAP Equity (incl. AOCI) ($bn)	5.0	1.31	1.33[3]	1.32

Source: SEC filings; Statistical Supplements; FactSet; I/B/E/S Consensus Median Estimates
Notes: Unaffected market data as of March 4, 2008, last complete trading day prior to submission of offer, and March 7, 2008, last completed trading day prior to public announcement by FF
1 Current market price as of June 6, 2008
2 Median multiples for selected publicly-traded annuity & life insurance companies composite consisting of: AMP, LNC, MET, PFG and PRU
3 Based on GAAP Equity as of 12/31/2007

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Analysis of Currently Implied Offer Premium

Response to Lazard’s Perspectives: Attractiveness of Fox Mutual’s Offer

Comparison of Performance to Day Prior Announcement

Premium Adjusted for Peers’ Price Performance

$47.20 $47.20

24.4%

Premium $9.27 $9.87 26.4%

Premium (1.6)% Stock $(0.60) Depreciation1

$37.93 $37.93

As of 3/7/2008 As of 6/11/2008

Offer Premium Based on Price / NTM EPS Multiple

9.6x 9.7x

31.1% 24.4% 2.3x 1.9x Premium Premium (4.5)% Multiple

(0.3)x

Compression1

7.7x 7.7x

As of 3/7/2008 As of 6/11/2008

FF Change in NTM EPS = (0.6)%

Offer Premium Based on Price / Book Multiple 2

1.21x 1.21x

34.2% 24.4% 0.24x 0.31x Premium Premium (7.4)% Multiple

(0.07)x

Compression1

0.97x 0.97x

As of 3/7/2008 As of 6/11/2008

FF Change in BVPS = 0.1%

Source: FactSet; SEC filings Notes:

1 Adjustment based on performance of selected Publicly-Traded Annuity & Life Insurance Companies composite consisting of: AMP, LNC, MET, PFG and PRU from 3/7/08 to 6/11/08

2 Price-to-Book Value multiple excluding AOCI

UBS Investment bank

Goldman Sachs

Other Considerations

FF and Fox Mutual and their respective legal advisors also need to commence a dialogue on other important aspects of Fox Mutual’s proposal

FM and Jones Day are prepared to discuss the May 14, 2008 draft merger agreement immediately. Other than with respect to the majority of minority position, FF has not provided comments on the draft merger agreement – satisfactory resolution of majority of minority provision – resolution of any other issues that may be raised by FF

Settlement of litigation

Overall transaction timing

Other

UBS Investment bank

Goldman Sachs

Next Steps

Lazard to share this presentation and Fox Mutual’s valuation perspectives with FF’s Special Committee

Key messages should include the following:

– FF’s pre-offer valuation levels are a direct reflection of FF’s historical performance and the market’s expectations of future performance – unaffected stock price would now most likely be under significant pressure given weak 1Q results

– Fox Mutual made no attempt to time its offer around a low point of FF’s stock price performance

– Fox Mutual’s offer represents an attractive premium to FF’s historical valuation levels, trading levels of peers and other valuation methodologies

– Fox Mutual’s offer is conditional on satisfactory resolution of other key deal points (e.g., majority of minority, litigation)

– overall, Fox Mutual’s valuation perspectives are dramatically different than those of FF’s Special Committee and its advisors

Fox Mutual remains interested in pursuing a merger transaction, but not based on the terms outlined in the May 21, 2008 letter from the Special Committee:

– Fox Mutual is still prepared to move forward with a transaction at the $47.20 offer price notwithstanding a worsening operating environment – to the extent a transaction cannot be consummated, Fox Mutual is not interested in exploring alternatives to rationalize FF’s capital structure

Lazard to provide response to Fox Mutual’s valuation perspectives

– in particular, Lazard to provide viewpoints on unaffected stock price given recent 1Q results, deteriorating operating environment and the absence of any new material information during due diligence process

UBS Investment bank

Goldman Sachs

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